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                                                                      EXHIBIT 11

                     BRUSH WELLMAN INC. AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS



                                            1994            1993            1992
                                            ----            ----            ----
Primary:
  Average shares outstanding              16,102,350      16,087,250      16,080,554

  Dillutive stock options based
           on the treasury stock method
           using average market price         80,484           9,442          45,233
                                          ----------      ----------      ----------
                         TOTALS           16,182,834      16,096,692      16,125,787
                                         ===========      ==========     ===========
  Net Income                             $18,550,000      $6,458,000     $10,500,000

  Per share amount                             $1.15           $0.40           $0.65
                                         ===========      ==========     ===========


Fully diluted:
  Average shares outstanding              16,102,350     16,087,250      16,080,554

  Dillutive stock options based
           on the treasury stock method
           using average market price        140,983         20,603          45,233
                                          ----------      ----------      ----------
                         TOTALS           16,243,333      16,107,853      16,125,787
                                         ===========      ==========     ===========
  Net Income                             $18,550,000      $6,458,000     $10,500,000

  Per share amount                             $1.14           $0.40           $0.65
                                         ===========      ==========     ===========
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